Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

Amendment (the “Amendment”), dated as of October 6, 2010, to the Employment Agreement dated January 1, 2005 (the “Agreement”) by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th floor, New York, New York, a Delaware corporation (the “Company”) and Barry D. Zyskind (“Executive”).

WHEREAS, the Agreement has been in effect since January 1, 2005;

WHEREAS, pursuant to the Agreement, Executive’s current Employment Term terminates on December 31, 2012;

WHEREAS, the Company, under Executive’s leadership, became a public company in 2006 and has achieved significant growth in premiums, book value, assets, net income, and earnings per share;

WHEREAS, the Company has made successful acquisitions, which have enabled the Company to successfully enter into new lines of business and to achieve growth in its legacy businesses;

WHEREAS, the Company has achieved excellent loss ratios and expense ratios;

WHEREAS, the Company has added approximately 1,000 employees during the Executive’s Employment Term, more than tripling the number of employees which the Company employed at the beginning of the term;

WHEREAS, in recognition of the foregoing, the Company, in accordance with the Agreement, has granted salary increases to Executive and has increased the threshold profit required for Executive to earn a Profit Bonus during the Employment Term;

WHEREAS, the Company and Executive wish to amend the Agreement to reflect Executive’s current salary, the current threshold profit, adjust the Profit Bonus cap and to make certain technical changes required to ensure compliance with Sections 162(m) and 409A of the Internal Revenue Code; and

WHEREAS, this Amendment reflects changes authorized by the Compensation Committee of the Board of Directors of the Company at a meeting thereof in March, 2010.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a “Party” and together the “Parties”) agree to amend the Agreement as follows:

1.	The reference in Section 1(a) to “Section 15 below” is hereby amended to read “Section 14 below”.

2.	The reference in Section 1(a)(iii) to “Sections 12 or 13” is amended to read “Sections 11 or 12”.

3.	The definition of “Good Reason” in Section 1(h) is amended by deleting subsection (vii) and inserting in lieu thereof the following:

(vii)           a material breach of the Agreement by Company that is not cured within 30 business days after written notification by Executive of such breach.  Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by Executive unless Executive has provided written notice to the Company that such circumstance exists within 90 days of Executive’s learning of such circumstance and the Company has failed to cure such circumstance, if curable, within 30 days following such notice, and provided further, that Executive did not previously consent in writing to the action leading to Executive’s claim of resignation for “Good Reason”.

4.	Section 3(a), Salary, is amended by changing $600,000 to $975,000.

5.	Section 4, Bonuses, is amended by deleting (a) and inserting in lieu thereof the following:

(a)           Annual Profit Bonus.  Provided that the pre-tax profit of Company equals or exceeds the threshold profit for the subject Fiscal Year set forth herein, Company shall pay Executive an amount equal to two percent (2%) of the Company’s pre-tax profit for each Fiscal Year or portion thereof (including, for avoidance of doubt, the full 2010 Fiscal Year) during the Employment Term, subject to a maximum amount equal to three times Executive’s Salary as of the end of the Fiscal Year.  For purposes of computing the Profit Bonus, profit means Company’s revenues less expenses determined in accordance with generally accepted accounting principles on a consistent basis.  The Annual Profit Bonus for each Fiscal Year shall be paid on or before March 30 following the Fiscal Year for which such Annual Profit Bonus was earned.  The threshold profit for each Fiscal Year of the Employment Term shall be $75 million.

The threshold profit for Successive Employment Terms shall be determined by the Board or the compensation committee thereof, provided that the threshold profit for any Fiscal Year may not be increased by more than 10% from the threshold profit for the prior Fiscal Year without the express written consent of Executive.

The Profit Bonus to which the Executive may be entitled under this Section 4 shall be made and subject to the terms of the AmTrust Financial Services, Inc. 2007 Executive Performance Plan.

6.
Section 6, Equity Opportunity, is amended by: a) replacing the reference to the “Options Committee” with the “Compensation Committee”; and b) changing the reference to “stock options” with “equity awards”.

7.	Section 10, Termination of Employment, is amended by changing the reference in Subsection (b)(v) to “Section 9(a) above” with “Section 7 above”.

8.	Section 10 is further amended by deleting subsection (c), Termination due to Death, and inserting in lieu thereof the following:

(c)           Termination due to Death.  In the event that Executive’s employment is terminated due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to a lump sum payment, to be paid within 30 days following such termination of employment, equal to the Salary payable for the remainder of the Employment Term or for one year, whichever is greater, at the rate in effect immediately before such termination.

9.	Section 10 is further amended by deleting subsection (d), Termination due to Disability, and inserting in lieu thereof the following:

(d)           Termination due to Disability.  In the event of Disability, Company or Executive may terminate Executive’s employment.  If Executive’s employment is terminated due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 10(b), to a lump sum payment, to be paid within 30 days following such termination of employment, equal to the Salary payable for the remainder of the Employment Term or for one year, whichever is greater, at the rate in effect immediately before such termination.

10.	Section 10 is further amended by deleting subsection (f)(ii)(A) and replacing it with:

(A)  A lump sum payment equal to the Salary payable to him for the remainder of the Employment Term at the rate in effect immediately before such termination which payment shall be made to him within 30 days following his termination of employment.

11.	Section 10 is further amended by deleting subsection (f)(ii)(B) and replacing it with:

(B)  A lump sum payment equal to the annual profit bonuses for the remainder of the Employment Term (including a prorate bonus for any partial Fiscal Year) equal to the greater of the average of the bonuses awarded to him during the three Fiscal Years preceding the Fiscal Year of termination or the bonus awarded to him for the Fiscal Year immediately preceding termination which payment shall be made to him within 30 days following his termination of employment.

12.
Section 12, NonCompetiton/NonSolicitation, is amended by deleting the reference in subsection (a)(i) to “and direct competitor of Company during the Employment Term” and replacing it with “any direct competitor of Company during the Employment Term”.

13.	Section 26, Notices, is amended to provide for notice to Executive at:

Barry D. Zyskind
5417 17th Avenue
Brooklyn, NY  11204

14.	The Agreement is amended by adding Section 29, which provides:

29.   SECTION 409A

(a)    Notwithstanding anything to the contrary in this Agreement, (1) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (2) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Directors, that does not cause such an accelerated or additional tax.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 29.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.”

(b)    With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(c)     The intent of the parties is that payment and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code.

15.	In all other respects, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below:

AmTrust Financial Services, Inc.

By:	/s/ Stephen Ungar	Date: October 6, 2010
Stephen Ungar
Secretary and General Counsel

	/s/ Barry D. Zyskind	Date: October 6, 2010
Barry D. Zyskind